Exhibit 99.1

Company Contact:
James Scully
Chief Financial Officer
(212) 209-8040

Investor Contact:
Allison Malkin/Chad Jacobs/Joe Teklits
Integrated Corporate Relations
(203) 682-8200

J. CREW GROUP, INC. ANNOUNCES FIRST QUARTER FISCAL 2007 RESULTS

First Quarter Revenues Rise 24% to $297.3 million

First Quarter Operating Income Increases 57% to $44.4 million

New York, NY – May 31, 2007 – J. Crew Group, Inc. [NYSE:JCG] today announced financial results for the three months ended May 5, 2007 (first quarter fiscal 2007).

First quarter highlights:

•

Revenues increased 24% to $297.3 million. Store sales (Retail and Factory) increased 20% to $201.0 million, with comparable store sales increasing 13%. Realigning last year’s calendar weeks to be consistent with the current year retail calendar weeks would result in a comparable store sales increase of 8% in the first quarter of fiscal 2007. Comparable store sales increased 12% in the first quarter of fiscal 2006. Direct sales (Internet and Catalog) rose by 31% to $86.6 million. Direct sales increased 12% in the first quarter of fiscal 2006.

•	Gross margin increased 110 basis points to 46.6% of revenues from 45.5% of revenues in the first quarter of fiscal 2006.

•	Operating income increased 57% to $44.4 million, or 14.9% of revenues, compared to $28.3 million, or 11.8% of revenues, in the first quarter of fiscal 2006.

•	Net income available to common stockholders was $24.6 million, or $0.39 per diluted share, compared to $4.4 million, or $0.12 per diluted share, in the first quarter of fiscal 2006.

•

Adjusted net income for the first quarter of fiscal 2006 totaled $14.2 million, or $0.22 per diluted share. A reconciliation of net income on a GAAP basis to adjusted net income is included in Exhibit (3) of this press release.

Millard Drexler, J. Crew’s Chairman and CEO stated: “We are pleased with our first quarter results which reflect the hard work of our team in always doing our best to satisfy our customers. Our customers have come to expect from J. Crew the kind of quality, style and design that we work hard to consistently provide.”

Guidance

The Company’s long-term annual financial targets include comparable store sales growth in the mid single-digit range, Direct sales growth in the high single-digits, net square footage expansion in the 7% to 9% range, and diluted EPS growth in excess of 20%.

Use of Non-GAAP Financial Measures

In addition to providing financial results in accordance with GAAP, the Company has provided non-GAAP adjusted interest expense, income taxes, net income, preferred stock dividends and earnings per share information for the three months ended April 29, 2006 in this release. This information reflects, on a non-GAAP adjusted basis, the Company’s adjusted interest expense, income taxes, net income, preferred stock dividends, weighted average shares outstanding and earnings per share after considering the effects of transactions which resulted from the Company’s initial public offering, refinancings and adjusted tax rates. This non-GAAP financial information is provided to enhance the user’s overall understanding of the Company’s current financial performance. Specifically, the Company believes the non-GAAP adjusted results provide useful information to both management and investors by adjusting the items discussed above that the Company believes are not indicative of future results. The non-GAAP financial information should be considered in addition to, not as a substitute for or as being superior to, net income, earnings per share or other measures of financial performance prepared in accordance with GAAP. This non-GAAP information and a reconciliation of this information to GAAP amounts for the three months ended April 29, 2006 are included in Exhibit (3).

Conference Call Information

A conference call to discuss first quarter results is scheduled for today, May 31, 2007, at 4:30 PM Eastern Time. Investors and analysts interested in participating in the call are invited to dial (888) 802-8577 approximately ten minutes prior to the start of the call. The conference call will also be webcast live at www.jcrew.com. A replay of this call will be available until June 7, 2007 and can be accessed by dialing (877) 519-4471 and entering code 8810378.

About J. Crew Group, Inc.

J. Crew Group, Inc. is a nationally recognized multi-channel retailer of women’s and men’s apparel, shoes and accessories. As of May 31, 2007, the Company operates 186 retail stores, the J. Crew catalog business, jcrew.com, and 53 factory outlet stores. Additionally, certain product, press release and SEC filing information concerning the Company are available at the Company’s website www.jcrew.com.

Forward-Looking Statements:

Certain statements herein are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company’s current expectations or beliefs concerning future events and actual results of operations may differ materially from historical results or current expectations. Any such forward-looking statements are subject to various risks and uncertainties, including the strength of the economy, changes in the overall level of consumer spending or preferences in apparel, our ability to compete with other retailers, the performance of the Company’s products within the prevailing retail environment, our strategy and expansion plans, reliance on key personnel, trade restrictions, political or financial instability in countries where the Company’s goods are manufactured, postal rate increases, paper and printing costs, availability of suitable store locations at appropriate terms and other factors which are set forth in the Company’s Form 10-K and in all filings with the SEC made by the Company subsequent to the filing of the Form 10-K. The Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Exhibit (1)

J. Crew Group, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except percentages and per share amounts)	Three Months Ended May 5, 2007	Three Months Ended April 29, 2006
Net sales
Stores	$201,009	$167,124
Direct	86,570	66,211

	287,579	233,335
Other	9,733	7,352

Total Revenues	297,312	240,687
Costs of goods sold, buying and occupancy costs	158,774	131,293

Gross Profit	138,538	109,394
As a percent of revenues	46.6%	45.5%
Selling, general and administrative expenses	94,165	81,100
As a percent of revenues	31.7%	33.7%

Operating income	44,373	28,294
As a percent of revenues	14.9%	11.8%
Interest expense, net	3,442	19,196

Income before income taxes	40,931	9,098
Provision for income taxes	16,282	1,300

Net income	24,649	7,798
Preferred stock dividends	—	(3,364)

Net income available to common stockholders	$24,649	$4,434

Income per share:
Basic	$0.41	$0.17
Diluted	$0.39	$0.12

Weighted average shares outstanding:
Basic	59,731	25,434
Diluted	63,248	37,880

Exhibit (2)

J. Crew Group, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)	May 5, 2007	February 3, 2007
Assets
Current assets:
Cash and cash equivalents	$81,321	$88,900
Inventories	144,759	140,670
Prepaid expenses and other current assets	45,842	47,528

Total current assets	271,922	277,098
Property and equipment, net	125,208	121,814
Other assets	31,792	29,154

Total assets	$428,922	$428,066

Liabilities and Stockholders’ equity
Current liabilities:
Accounts payable	$66,358	$77,836
Other current liabilities	65,883	76,666
Income taxes payable	5,675	5,496

Total current liabilities	137,916	159,998
Long-term debt	175,000	200,000
Deferred credits	64,489	62,448
Other liabilities	6,435	—
Stockholders’ equity	45,082	5,620

Total liabilities and stockholders’ equity	$428,922	$428,066

Exhibit (3)

Reconciliation of net income on a GAAP basis to “Adjusted net income”

	Three Months Ended April 29, 2006
(In thousands, except percentages and per share amounts)	GAAP Basis	Adjustments		As Adjusted
Total Revenues	$240,687	—		$240,687
Cost of goods sold, buying and occupancy costs	131,293	—		131,293
Gross profit	109,394	—		109,394
Selling, general administrative expenses	81,100	—		81,100
Operating income	28,294	—		28,294
Interest expense, net	19,196	(14,096	)(a)	5,100

Income before income taxes	9,098	14,096		23,194
Provision for income taxes	1,300	7,653	(b)	8,953

Net income	7,798	6,443		14,241
Preferred stock dividends	(3,364)	3,364	(c)	—

Net income available to common stockholders	$4,434	$9,807		$14,241

Earnings per share:
Basic	$0.17	$0.08		$0.25
Diluted	$0.12	$0.10		$0.22
Weighted average shares outstanding:
Basic	25,434	32,366	(d)	57,800
Diluted	37,880	26,220	(d)	64,100

(a)

to adjust interest expense for (i) the redemption of all outstanding preferred stock, (ii) the conversion of the 5% notes payable into common stock, (iii) the redemption of $21.7 million of the 13 1/8% debentures, (iv) the repayment of $275.0 million aggregate principal amount of 9  3/4% notes with the proceeds of the $285.0 million senior term loan, (v) the repayment of $35.0 million of the senior term loan with the proceeds of the IPO completed in July 2006 and (vi) the amortization of deferred financing costs related to the term loan entered into in May 2006, assuming each of these transactions had been completed at the beginning of the fiscal year.

(b)	to adjust the provision for income taxes to reflect the Company’s estimated future ongoing effective tax rate of 38.6%, as the effective tax rate in the three months ended April 29, 2006 is not representative of the Company’s ongoing effective tax rate.
(c)	to reflect the redemption of $92.8 million of Series A preferred stock.
(d)	to reflect the number of common shares outstanding after the IPO on a basic and diluted basis.

Exhibit (4)

Actual and Projected Store Count and Square Footage

Fiscal 2007
Quarter	Total stores open at beginning of the quarter	Number of stores opened during the quarter	Number of stores closed during the quarter	Total stores open at end of the quarter
1st Quarter (Actual)	227	6	0	233
2nd Quarter (Projected)	233	10	2	241
3rd Quarter (Projected)	241	14	1	254
4th Quarter (Projected)	254	7	0	261

Fiscal 2007
Quarter	Total gross square feet at beginning of the quarter	Gross square feet for stores opened during the quarter	Reduction of gross square feet for stores closed or downsized during the quarter	Total gross square feet at end of the quarter
1st Quarter (Actual)	1,543,904	22,615	0	1,566,519
2nd Quarter (Projected)	1,566,519	45,215	(15,164)	1,596,570
3rd Quarter (Projected)	1,596,570	68,298	(6,700)	1,658,168
4th Quarter (Projected)	1,658,168	37,923	0	1,696,091